Exhibit 99.1

For Immediate Release
CONTACTS:
Elixir Gaming Technologies
Traci Mangini, SVP Corporate Finance
702/617-4741

ELIXIR GAMING PROVIDES UPDATE ON IMPACT OF TROPICAL STORM ONDOY ON ITS PHILIPPINE OPERATIONS

Hong Kong — September 28, 2009 - Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) (“Elixir Gaming” or “the Company”), a provider of gaming technology solutions to the Pan-Asian gaming industry, announced today that Tropical Storm Ondoy (international name Ketsana), which struck the Philippines on Saturday, September 26, 2009 and resulted in record flooding in the last 40 years in areas including metro Manila, has temporarily impacted our Company’s operations in this market.

While our venues experienced minor damage as a result of the storm, we anticipate our venues to gradually resume normal business activity in the next couple of weeks. Only two of our venues in operation suffered some water damage and damage to our machines and equipment was minimal.  Despite the impact from the storm and the effect of the previously announced adverse weather conditions in recent months in the Philippines, the Company remains on track to achieve gaming participation revenue for the third quarter of 2009 approximately in line with second quarter 2009 levels.

Clarence Chung, Chairman and Chief Executive Officer of the Company, commented, “We are deeply saddened by these tragic events and our thoughts and sympathies are with the Philippine people whose lives have been impacted.  In addition, we would like to thank our team in the Philippines who proactively and tirelessly worked to minimize damage to our facilities.”

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About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a provider of gaming technology solutions.  The Company secures long-term contracts to provide comprehensive turn-key solutions to 3, 4, and 5 star hotels and other well-located venues in Asia that seek to offer casino gaming products.  The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  The Company has established a strategic presence in the Asia Pacific region with a focus on the Philippines and Cambodia markets.  For more information please visit www.elixirgaming.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the business of Elixir Gaming, its working capital requirements and future revenue and profitability.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to Elixir Gaming’s inability to place gaming machines at significant levels, whether the gaming machines placed generate the expected amount of net-win, the ability of Elixir Gaming to acquire additional capital as and when needed, the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 30, 2009 and our Form 10-Q for the three months ended June 30, 2009 filed on August 14, 2009.  Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements.  Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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